EVERGREEN INVESTMENTS ADDS GMO FUND TO PRODUCT LINE UP

BOSTON -- Adding to its asset management capabilities, Evergreen Investments today announced the adoption of a mutual fund managed by Grantham, Mayo, Van Otterloo & Co. LLC (GMO) - the GMO Global Balanced Allocation Fund. Terms of the transaction were not disclosed and it is expected to close early in the fourth quarter of 2002.

"This relationship allows Evergreen Investments to optimize our strong distribution capabilities while expanding our product offerings in partnership with what we believe to be one of the best institutional asset management firms in the world," said Bill Ennis, president and chief executive officer of Evergreen Investments.

Pending the transaction's close, the Fund will be renamed Evergreen Asset Allocation Fund and will join the Evergreen Investments family of funds. Subject to requisite shareholder and regulatory approvals, GMO will retain its current role as the Fund's manager. The Fund's investment style is not expected to change.

"GMO has a sterling reputation in the investment management community and so we're pleased to add this distinctive asset allocation vehicle to our stable of products designed to help clients meet their long-term investment goals," said Dennis Ferro, president and chief investment officer of Evergreen Investments.

"This is a terrific opportunity for GMO to team with Evergreen to reach a new base of investors, while maintaining our focus on our core competency of managing assets for institutional clients," said Tony Ryan, head of global client relations and sales at GMO. "We look forward to working in partnership with Evergreen to offer our asset allocation and investment management expertise to Evergreen shareholders."

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The Fund uses both top-down and bottom-up valuation methodologies to value asset classes, countries and individual securities in order to allocate assets to undervalued countries, currencies and securities around the world. The resulting portfolio provides comprehensive exposure to the global markets.

"As we continue to build the national presence of our asset management firm, providing customers the widest possible array of investment choices is increasingly important," said Ennis. "That is why I'm pleased to extend Evergreen's product set with this portfolio."

After filing definitive proxy materials with the SEC, the Fund mailed prospectus/proxy statements relating to the transaction to shareholders on September 12, 2002. Shareholders are urged to read the proxy statement. The proxy statement and other relevant documents are also available at no charge from the SEC's web site at www.sec.gov.

About Evergreen Investments
Evergreen  Investments is the brand name under which Wachovia Corporation (NYSE:
WB) conducts its investment management business and is a leading asset management firm serving more than four million individual and institutional investors through a broad range of investment products. Led by 350 investment professionals, Evergreen Investments strives to meet client investment objectives through disciplined, team-based asset management. Today, Evergreen Investments manages more than $215 billion in assets.

About GMO
GMO is an independent, global investment management firm servicing clients in the corporate, public, endowment and foundation marketplace. Founded in 1977 on the philosophy of value-oriented investing and constant innovation, GMO has grown to become one of the world's premier asset management firms. Based in Boston, the firm also oversees offices in London, Sydney, and San Francisco and employs approximately 230 people worldwide. GMO currently manages over $26 billion in client assets using both traditional and quantitative investment techniques. Their institutional services include portfolio strategies investing in equities, fixed income and real estate in the U.S., developed international and emerging markets. Additional information on GMO is available at www.gmo.com.

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For more  information  on Evergreen  Funds,  call your  financial  advisor for a prospectus. The prospectus provides more complete information about the fund, including charges, expenses, and other ongoing fees. Please read it carefully before you invest or send money. Evergreen mutual funds are distributed by Evergreen Distributor, Inc. 90 Park Avenue, 10th Floor, New York, NY 10016.
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